Exhibit 23.2


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference of our report dated February 12, 1999 in this registration statement on Form S-3 of American Mobile Satellite Corporation with respect to the consolidated balance sheets of XM Satellite Radio Holdings Inc. and Subsidiary (a development stage company) as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1998 and 1997 and for the period from December 15, 1992 (date of inception) to December 31, 1998, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report, dated February 12, 1999, contains an explanatory paragraph that states that XM Radio has not commenced operations, has negative working capital of $130,341,000 and is dependent upon additional debt and equity financings which raise substantial doubt about XM Radio's ability to continue as a going concern. The consolidated financial statements of XM Radio do not include any adjustments that might result from the outcome of that uncertainty.


                                                              /s/ KPMG LLP
McLean, VA

August 3, 1999









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